UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

_________________________________________

Date of Report (Date of earliest event reported)  December 13, 2006

VION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:       (203) 498-4210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2006, the Compensation Committee of the Board of Directors of Vion Pharmaceuticals, Inc. (the “Registrant”) approved the award of an aggregate of 3,241,111 shares of restricted stock of the Registrant under its 2005 Stock Incentive Plan to certain of its employees.  Included in the awards of restricted stock were awards of 1,200,000 shares to Alan Kessman, the Registrant’s Chief Executive Officer, 570,000 shares to Howard Johnson, the Registrant’s President and Chief Financial Officer, 480,000 shares to Ann Cahill, the Registrant’s Vice President of Clinical Development and 277,778 shares to Ivan King, the Registrant’s Vice President of Research and Development.

All of such shares of restricted stock will vest only upon the approval by the U.S.F.D.A. of the Registrant’s lead anticancer agent Cloretazine® (VNP40101M) or December 31, 2008, or a change in control of the Registrant, whichever comes first.  If the grantee is not employed by the Registrant upon the occurrence of the triggering event, he or she will have forfeited the benefit.

On December 14, 2005, the Compensation Committee approved the award of an aggregate of 1,257,224 shares of restricted stock to its employees, of which 1,013,890 shares were awarded to the above named executive officers on January 5, 2006.  The significant increase over the previous grant results from the fact that the Compensation Committee determined to award larger restricted stock awards with the aim of increasing employee ownership of the Registrant and providing an added incentive to certain of its employees.  The Compensation Committee expects that subsequent grants in 2007 and 2008 of restricted stock, if any, to those employees receiving restricted stock awards at this time will take into account the magnitude of the current awards.

The Registrant will record compensation expense of $4,472,733 over the period from December 2006 to December 2008 as a result of this restricted stock award on December 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.

Date: December 19, 2006	By:	/s/ Howard B. Johnson
	Name:	Howard B. Johnson
	Title:	President and Chief Financial Officer